Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
Years ended December 31, 2004, 2003 and 2002

In December 2004, EITF 04-8 became effective. This pronouncement requires that the impact on shares outstanding and diluted earnings per share of a debt issuance with contingent conversion features be reported as if converted from the date of issuance. As noted in Item 8. "Financial Statements and Supplementary Data," Note 3, "Adoption of New Accounting Pronouncements," the Company adopted EITF 04-8 in December 2004 and, as a result, has restated 2003 and 2002 diluted earnings per share to reflect the conversion feature of the Company's September 2002 Senior Convertible Notes, which are further described in Item 8. "Financial Statements and Supplementary Data," Note 8, "Indebtedness."

2004	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$128,639	26,731	$4.81
Effect of dilutive securities:
Restricted stock	-	994
8.75% convertible subordinated debentures	60	150
4.25% senior convertible notes	3,203	3,958
Stock options	-	435
Deferred shares	-	110
Diluted EPS:
Income available to common stockholders and assumed conversions	$131,902	32,378	$4.07

2003	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$66,344	26,131	$2.54
Effect of dilutive securities:
Restricted stock	-	881
8.75% convertible subordinated debentures	67	175
4.25% senior convertible notes	3,203	3,958
Stock options	-	338
Deferred shares	-	120
Diluted EPS:
Income available to common stockholders and assumed conversions	$69,614	31,603	$2.20

2002	Income (Loss)	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income from continuing operations	$42,138	25,301	$1.67
Net (loss) from discontinued operations	(169)	25,301	(0.01)
Net income available to common stockholders	$41,969	25,301	$1.66
Effect of dilutive securities:
Effect of dilutive securities:
Restricted stock	-	796
8.75% convertible subordinated debentures	143	363
4.25% senior convertible notes	800	1,073
Stock options	-	359
Deferred shares	-	103
Diluted EPS:
Income from continuing operations	$43,081	27,995	$1.54
Net (loss) from discontinued operations	(169)	27,995	(0.01)
Income available to common stockholders and assumed conversions	$42,912	27,995	$1.53